                                                                    Exhibit 12.1

                            THERMOTREX CORPORATION

                      Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)


                                                            Nine                Nine
                                                           Months    Year      Months
                                    Year Ended             Ended     Ended     Ended
                            ----------------------------  --------  --------  ---------
                             Jan. 2,   Jan. 1,  Dec. 31,  Sept. 30, Sept. 28, June 28,
                              1993      1994      1994      1995      1996      1997
                            --------  --------  --------  --------  --------  ---------

Income before provision
  for income taxes and
  cumulative effect of
  change in accounting
  principle                    $ 627    $1,490   $11,542   $38,456   $47,916    $ 4,839
Less:
  Minority interest
    in losses of
    consolidated
    subsidiaries                   -         -         -      (565)     (462)    (2,903)
Add:
  Minority interest
    in consolidated
    subsidiaries
    with fixed
    charges                        -         -         -         -       838      1,728
  Interest on
    indebtedness
    and amortization
    of debt expense               45       257         7         6       464         70
  Portion of rents
    representative
    of the interest
    factor (1)                   353       322       391       314       876      1,443
                            --------  --------  --------  --------  --------   --------
      Income, As
        Adjusted            $  1,025  $  2,069  $ 11,940  $ 38,211  $ 49,632   $  5,177
                            ========  ========  ========  ========  ========   ========

Fixed Charges:
  Interest on
    indebtedness
    and amortization
    of debt expense         $     45  $    257  $      7  $      6  $    464   $     70
  Portion of rents
    representative
    of the interest
    factor (1)                   353       322       391       314       876      1,443
                            --------  --------  --------  --------  --------   --------
      Fixed Charges         $    398  $    579  $    398  $    320  $  1,340   $  1,513
                            ========  ========  ========  ========  ========   ========

Ratio of Earnings
  to Fixed Charges              2.58      3.57     30.00    119.41     37.04       3.42
                            ========  ========  ========  ========  ========   ========

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(1)  Portion of rents representative of the interest factor is 1/3 of total rents.